Exhibit 99.1

FOR IMMEDIATE RELEASE

Rosetta Stone Elects Ted Leonsis to Board of Directors

Arlington, VA (December 7, 2009) — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language learning solutions, announced today the appointment of Theodore (“Ted”) J. Leonsis as an independent director to the company’s Board of Directors.  Leonsis, Vice Chairman Emeritus at AOL, is an accomplished entrepreneur and pioneer in the Internet industry.  With Leonsis’ election, the Rosetta Stone board has 8 members of which 7 are independent, outside directors.

“We are pleased to have one of the nation’s premier businessmen, Ted Leonsis, join our board of directors,” said Tom Adams, Rosetta Stone CEO. “His deep understanding of the Internet industry and exceptional business sense will guide Rosetta Stone’s growth in the U.S. and abroad as we continue to change the way the world learns languages.”

“I am excited to join this talented board of directors and believe that Rosetta Stone is well positioned for future growth with its disruptive value proposition,” said Ted Leonsis, “Rosetta Stone takes an innovative approach to language learning that has helped customers around the world learn a new language.  I look forward to working with this experienced and knowledgeable board and management team as the company continues to scale its business.”

During his 14-year tenure at AOL, Leonsis served as vice chairman and president.  Following his retirement from AOL, Leonsis founded and launched SnagFilms, a Web 2.0 company that distributes documentaries to a global audience online.  Leonsis is also the founder majority owner of Lincoln Holdings LLC, a sports and entertainment company with 100 percent ownership rights of the NHL’s Washington Capitals, WNBA’s Washington Mystics and approximately 44 percent of Washington Sports and Entertainment Limited Partnership (WSELP), an organization that owns multiple franchises and facilities in the Washington D.C.-area, including the NBA’s Washington Wizards and the Verizon Center.

Leonsis also serves on the board of NutriSystem, and has investments in and/or sits on the board of directors of several private companies.  He is an angel investor, major shareholder and chairman of Revolution Money, which recently announced that it had agreed to be acquired by American Express Company.   A committed philanthropist, Leonsis is involved with numerous charities, including Best Buddies, Hoop Dreams, See Forever Foundation and YouthAIDS through the work of the Leonsis Foundation.  Leonsis is a graduate of Georgetown University and serves as a member of its board of directors.

For more information please visit pr.rosettastone.com.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va. For more information, visit RosettaStone.com.

Media Contact:

Reilly Brennan

703.387.5863

rbrennan@rosettastone.com

Investor Contact:

Christopher Martin

cmartin@rosettastone.com

703.387.5927

“Rosetta Stone” is a registered trademark of Rosetta Stone Ltd.